Exhibit 5.1

                      REGISTRATION STATEMENT ON FORM SB-2

                                  May 2, 2002

Moneyflow Systems International Inc.
5508-First Street SE, Unit 3, Building F
Calgary, Alberta T2H 2W9

Gentlemen:

      We have examined the Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on December 11, 2001, as ammended on March 13, 2002, March 28, 2002 and on or about May 2, 2002 in connection with the registration under the Securities Act of 1933, as amended, of a total of 6,481,000 shares of your Common Stock (the "Shares") offered for resale by the selling security holders listed in the Registration Statement.

      We have examined such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.

      Based on the foregoing, it is our opinion that the Shares when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                     Very truly yours,

                                     GAMMAGE & BURNHAM, P.L.C.
                                     A Professional Limited Liability Company


                                     /s/ Gammage & Burnham